Form 10-K, Exhibit 13
period 2005-09-30
Crusade Management Global Trust No. 2 of 2004
filed 2005-12-28
CIK 1302867

EXHIBIT 13.1

Noteholders Report

Crusade Global Trust No.2 of 2004

Aggregate Totals For Fiscal Year 1 October 2004 to 30 September 2005

Notes

	FV Outstanding (USD) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A1 Notes	508,682,152.31	84.78036%	3.94000%
	FV Outstanding (EUR) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A2 Notes	339,121,434.88	84.78036%	2.2740%
	FV Outstanding (AUD) as at Sept 30, 2005	Bond Factor as at Sept 30, 2005	Coupon Rate as at Sept 30, 2005
Class A3 Notes	508,682,152.31	84.78036%	5.8600%
Class B Notes	27,400,000.00	100.00000%	Not Disclosed
Class C Notes	11,100,000.00	100.00000%	Not Disclosed

Notes

	Interest Payments (USD)	Principal Distribution (USD)	Charge Offs (USD)
Class A1 Notes	14,591,793.00	91,317,847.69	0.00
	Interest Payments (EUR)	Principal Distribution (EUR)	Charge Offs (EUR)
Class A2 Notes	8,115,250.40	60,878,565.12	0.00
	Interest Payments (AUD)	Principal Distribution (AUD)	Charge Offs (AUD)
Class A3 Notes	30,568,183.20	91,317,847.69	0.00
Class B Notes	Not Disclosed	0.00	0.00
Class C Notes	Not Disclosed	0.00	0.00

Principal Collections Information in AUD

Scheduled Principal Payments	39,501,923.25
Unscheduled Principal Payments	318,604,453.42
Redraws	27,371,009.38

Principal Collections	330,735,367.29

Total Available Principal in AUD

Principal Collections	330,735,367.29
Principal Charge Offs	0.00
Principal Draw	-10,692,426.68
Reimbursement of Principal Draw	9,668,172.62

Total Available Principal	329,711,113.23
Outstanding Principal Draws	1,024,254.06

Principal Distributed	329,711,113.23
Principal Retained	0.00

Total Available Funds in AUD

Available Income	129,217,593.72
Principal Draw	10,692,426.68
Reimbursement of Principal Draw	9,668,172.62
Liquidity Draw	0.00

Total Available Funds	130,241,847.78

Redraw & Liquidity Facilities in AUD

Redraw Shortfall	0.00
Redraw Carryover Charge Offs	0.00

Liquidity Draw	0.00
Liquidity Shortfall	0.00